Exhibit 99.6

QUIPT HOME MEDICAL CORP.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Quipt Home Medical Corp. (the “Company”) has granted to the Participant an award (the “Award”) of certain units pursuant to the Quipt Home Medical Corp. 2021 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) common share in the capital of the Company, as follows:

Participant:	Employee ID:

Date of Grant:

Total Number of Units:	(each a “Unit”), subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date:	Except as provided by the Restricted Stock Units Agreement, with respect to each Vested Unit, the first day of the calendar year following the year in which the Unit became a Vested Unit or, if earlier, immediately prior to the consummation of a Change in Control.

Vesting Start Date:

Vested Units:	Except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined by multiplying the Total Number of Units by the “Vested Ratio” determined as of such date, as follows:
Vested Ratio
[♦] [♦]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that a copy of the Plan is available under the Company’s profile at www.sedar.com, and a copy of the Restricted Stock Units Agreement and the prospectus for the Plan are attached hereto. The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions. The Participant also acknowledges that the Participant is voluntarily participating in the Plan. The Participant further acknowledges and agrees that the Participant is responsible for obtaining his or her own tax, financial and legal advice relating to the Plan, this Grant Notice, the Option Agreement and the Options. All terms not otherwise defined in this Grant Notice shall have the meanings given to them under the Plan.

QUIPT HOME MEDICAL CORP.		PARTICIPANT

By:
	Hardik Mehta	Signature
Chief Financial Officer
Date

Address: 1019 Town Drive
Wilder, Kentucky 41076
Address

ATTACHMENTS:	2021 Equity Incentive Plan, as amended to the Date of Grant; Restricted Stock Units Agreement and Plan Prospectus